Exhibit 99.1

STEN Corporation Announces Sale of Common Stock

MINNEAPOLIS, November 21, 2005, /PRNewswire-FirstCall/ — STEN Corporation (Nasdaq: STEN), a Minneapolis-based diversified business, announced today that it has agreed to sell a total of 444,444 shares of its common stock through private placements to Lyle Berman and Gary Dachis for an aggregate of $2 million, or $4.50 per share.  Lyle Berman is Chairman and CEO of Minneapolis-based Lakes Entertainment, Inc. (LACO.PK) and is also Chairman of WPT Enterprises (Nasdaq:  WPTE).  Gary Dachis is president of Minneapolis-based The Unbank Company and formerly was Chairman and CEO of publicly-traded Game Financial Corporation, which was sold to Viad Corp in 1997. Upon completion of the transactions, both Berman and Dachis will each have invested approximately $1 million into STEN and following both closings, each investor will own approximately 10.4% of STEN’s outstanding shares of common stock, which are expected to then total approximately 2,129,000 shares outstanding.

Commenting on the sale of shares, STEN CEO, Kenneth Brimmer, noted, “Both Lyle Berman and Gary Dachis have track records of success and we are pleased to have them as investors in STEN.  With a total of approximately $5.0 million in cash available, we are looking forward to pursuing growth opportunities for STEN.”

STEN Corporation, headquartered in Minnesota, is a diversified business. The Company operates a chain of fast-food, drive-through restaurants under the Burger Time name. In addition, the Company provides contract manufacturing services for surgical instrument sterilization container systems.

STEN Corporation common stock is traded on the Nasdaq SmallCap Market under the symbol “STEN.” More information about STEN Corporation is available at the Company’s website: www.stencorporation.com. Except for historical information contained herein, the disclosures in this news release are forward-looking statements that could be affected by certain risks and uncertainties, and actual results may differ materially, depending on a variety of factors. These risks are described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty or obligation to update any of the forward-looking statements after the date of this release.

Source:  STEN Corporation

FOR MORE INFORMATION CONTACT:

KENNETH W. BRIMMER

CEO—STEN CORPORATION

952-545-2776

kbrimmer@stencorporation.com